Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made as of September 2, 2012 between Deutsche Bank AG, London Branch (“Dealer”) and Medicis Pharmaceutical Corporation, a Delaware corporation (“Counterparty”). The term “Counterparty” as used herein shall include any successor by merger, consolidation or similar transaction.

WHEREAS, Dealer and Counterparty are parties to the following transactions and agreements:

(a) The base note hedge transaction (the “Base Note Hedge Transaction”) evidenced by the letter agreement between Counterparty and Dealer, dated as of May 10, 2012 (the “Base Note Hedge Confirmation”) and the additional note hedge transaction (the “Additional Note Hedge Transaction” and, together with the Base Note Hedge Transaction, the “Note Hedge Transactions”) evidenced by the letter agreement between Counterparty and Dealer, dated as of May 11, 2012 (the “Additional Note Hedge Confirmation” and, together with the Base Note Hedge Confirmation, the “Note Hedge Confirmations”), each relating to the 1.375% Convertible Senior Notes of Counterparty due June 1, 2017 (the “Notes”).

(b) The base warrant transaction (the “Base Warrant Transaction”) evidenced by the letter agreement between Counterparty and Dealer, dated as of May 10, 2012 (the “Base Warrant Confirmation”) and the additional warrant transaction (the “Additional Warrant Transaction” and, together with the Base Warrant Transaction, the “Warrant Transactions”) evidenced by the letter agreement between Counterparty and Dealer, dated as of May 11, 2012 (the “Additional Warrant Confirmation” and, together with the Base Warrant Confirmation, the “Warrant Confirmations”).

WHEREAS, Counterparty or a proposed purchaser of Counterparty (a “Buyer”) intends to announce the sale, pursuant to a negotiated agreement between Buyer and Counterparty providing for a one-step merger, of all of the outstanding Class A common stock, par value $0.014 per share (the “Shares”), of Counterparty to Buyer for cash at a price equal to or greater than US$44.00 (as adjusted for any stock split, stock dividend, stock combination or similar event) per Share (the “Specified Price”) (such cash sale at a price per Share equal to or greater than the Specified Price, a “Merger” and each such announcement of a Merger, an “Announcement”);

WHEREAS, Counterparty and Deutsche Bank Securities Inc., an affiliate of Dealer (“DBSI”), have entered into an Engagement Letter, dated as of December 22, 2011 (as amended effective as of June 19, 2012 and as it may be amended in the future, the “Engagement Letter”), pursuant to which DBSI is acting as financial advisor to Counterparty in connection with, among other things, a potential Merger;

WHEREAS, the parties have agreed to settle each of (a) the Note Hedge Transactions and the Warrant Transactions (together, the “Transactions”), and (b) the Note Hedge Confirmations and the Warrant Confirmations (together, the “Confirmations”), in each case, on the terms and conditions set forth herein, in connection with the consummation of a Merger.

NOW, THEREFORE, in consideration of their mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Settlement of Transactions and Confirmations. Subject to Section 3 below, immediately upon the Public Announcement (as defined below) that a Merger has closed:

(a) each Transaction and each Confirmation, and the respective rights and obligations of each party hereto under each Transaction and each Confirmation, shall be deemed to have been satisfied and discharged in full;

(b) each party hereto shall be released and forever discharged by each other party hereto from the Transactions and the Confirmations; and

(c) each party hereto irrevocably, knowingly, and voluntarily releases, waives, and forever discharges, and agrees not to assert, any and all claims, demands, actions, or causes of action, of any kind whatsoever, known or unknown, foreseen or unforeseen, foreseeable or unforeseeable, which it has or may have, under any source of law or equity or any other source, against any other party hereto or against any other party’s predecessors, subsidiaries, divisions, affiliates, successors and assigns, and current and former directors, officers, agents and employees (i) relating to the Transactions or the Confirmations or (ii) with respect to any obligations or liabilities of any other party hereto arising out of and to be performed in connection with the Transactions or the Confirmations, in each case, other than (A) in respect of the payment of the Settlement Amount pursuant to Section 2 below, and (B) for the avoidance of doubt, any payments, rights or claims owing to, or inuring to the benefit of, Dealer or its affiliates (1) as holders of the Notes or of the Shares or (2) in respect of the Engagement Letter (including fees and indemnities payable thereunder). The satisfaction, release and discharge set forth in this Section 1 shall apply regardless of whether any Transaction or Confirmation is, or is purported to be, terminated, exercised or cancelled concurrently with or prior to payment of the Settlement Amount pursuant to Section 2 below. For the avoidance of doubt, upon the satisfaction, release and discharge as set forth above, the Transactions and the Confirmations shall terminate and Counterparty’s sole remedy for Dealer’s failure to pay the Settlement Amount (as set forth below) shall be pursuant to this Agreement and not pursuant to any Transaction or Confirmation. For purposes of this Agreement, “Public Announcement” means the disclosure by Counterparty or Buyer or their respective affiliates in a press release reported by the Dow Jones News Service, the Business Wire, the Associated Press, Bloomberg or a comparable national news service or in a document publicly filed by Counterparty or Buyer or their respective affiliates with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder or in a notice pursuant to the applicable rules of an exchange on which the securities of Counterparty are listed.

2. Settlement Payment. Subject to Section 3 below, in lieu of (a) Dealer’s paying or delivering to Counterparty any amount otherwise due to Counterparty under the Note Hedge Confirmations with respect to the Relevant Note Hedging Units (as defined below) and (b) Counterparty’s paying or delivering to Dealer any amount otherwise due to Dealer under the Warrant Confirmations with respect to the Relevant Warrants (as defined below), Dealer shall pay to Counterparty on the Payment Date (as defined below) an aggregate amount (the “Settlement Amount”) equal to (i) the product of (x) the Note Hedging Unit Amount per Relevant Note Hedging Unit (as specified in Annex A) and (y) the number of Relevant Note Hedging Units, minus (ii) the product of (x) the Warrant Amount per Relevant Warrant (as specified in Annex A) and (y) the number of Relevant Warrants (and in no case shall the Settlement Amount be greater than the Aggregate Net Amount (as specified in Annex A) in the aggregate for all outstanding and unexercised Note Hedging Units and Warrants as of the date hereof), in each case in full satisfaction of all rights and obligations of the parties hereto arising out of the Transactions and the Confirmations with respect to the Relevant Note Hedging Units and the Relevant Warrants.

The “Relevant Note Hedging Units” shall consist of each outstanding and unexercised Note Hedging Unit (as defined in the Note Hedge Confirmations) as of the execution of this Agreement (such time, the “Fixing Time”); provided that, if this Agreement is terminated pursuant to Section 3 below, the Relevant Note Hedging Units shall instead consist of only each such Note Hedging Unit, if any, that is exercised or terminated pursuant to the terms of the Note Hedge Confirmations prior to the termination of this Agreement (the Note Hedging Units referred to in this proviso collectively, the “Early Unwound Note Hedging Units”).

The “Relevant Warrants” shall consist of each of the Relevant Number of outstanding and unexercised Warrants (as defined in the Warrant Confirmations) that have the earliest Expiration Dates (as defined in the Warrant Confirmations) of any Warrants outstanding and unexercised as of the Fixing Time.

The “Relevant Number” shall equal the product of (i) the number of Relevant Note Hedging Units and (ii) the Note Hedging Unit Entitlement (as defined in the Note Hedge Confirmations).

The “Payment Date” shall be the business day no later than the third business day following the later to occur of (x)(i) the Public Announcement of the closing of a Merger or (ii) the termination of this

Agreement pursuant to Section 3, as applicable, and (y) payment to DBSI or its affiliate of all amounts due under the Engagement Letter (including under Sections 2, 3 and 8 thereof). The Settlement Amount shall be paid by wire transfer of immediately available funds to the following account:

Bank:	Wells Fargo Bank, N.A.
Swift:	WFBIUS6S
ABA/Routing #:	121000248
Bank Address:	San Francisco, CA
Account Name:	Medicis Pharmaceutical Corp. Operating Account
Account #:	6438801379

3. Termination of Agreement. Unless otherwise agreed by Dealer in writing, this Agreement shall terminate if (i) an Announcement of a Merger for cash at a price equal to or greater than the Specified Price per Share, regardless of the identity of the Buyer or whether such Announcement is the first Announcement, does not occur on or prior to September 30, 2012, or (ii) there is no Public Announcement that a Merger has closed on or prior to June 30, 2013, or (iii) an announcement is made that no Merger contemplated by a prior Announcement will be consummated or Counterparty announces that it no longer desires to consummate a Merger unless such announcement is accompanied by a concurrent announcement that Counterparty has entered into a definitive agreement with respect to a Merger at a price equal to or greater than the Specified Price per Share, or (iv) DBSI’s engagement has been terminated (other than by DBSI without cause) pursuant to Section 4 of the Engagement Letter, or (v) DBSI does not receive, at or prior to the closing of the Merger, the fee payable by Counterparty for DBSI’s provision of financial advisory and investment banking services in connection with the Merger and all fees and expenses then due under the Engagement Letter or (vi) any event occurs that could cause an adjustment to any term of any Transaction or the Notes or could cause a termination or cancellation of any Transaction, other than an Announcement as defined in this Agreement (or the consummation of a Merger). Upon termination of this Agreement, all of the respective rights and obligations of the parties under this Agreement (other than in respect of the payment of the Settlement Amount pursuant to Section 2 with respect to any Early Unwound Note Hedging Units and the related Relevant Warrants) shall be cancelled and terminated, in which case each of the Transactions and Confirmations shall continue in full force and effect (other than with respect to any Early Unwound Note Hedging Units and the related Relevant Warrants). Notwithstanding anything to the contrary herein, if (a)(i) this Agreement has been terminated (other than pursuant to clause (iv) or (v) above) and, subsequent to such termination, Counterparty is considering a transaction involving the sale of Counterparty or (ii) this Agreement has not been terminated and, under an agreement governing a Merger, the “Outside Date” or “Termination Date” (as defined in such agreement, being, generally, the date upon which a party who is not in breach may terminate such agreement if a Merger thereunder has not been consummated on or prior to such date) is later than the date set forth in clause (ii) of the first sentence of this Section 3 and (b) the issues leading to the negotiation of this Agreement have not otherwise been addressed, then, at Counterparty’s request, the parties shall negotiate in good faith to replace this Agreement with a new agreement substantially on the terms and conditions set forth herein but with such changes as Dealer determines in its commercially reasonable discretion are necessary (including changes to the amount of the Settlement Amount) to preserve the intent of this Agreement in light of the then prevailing circumstances and market conditions.

4. Representations and Warranties. Counterparty represents and warrants to Dealer, and Dealer represents and warrants to Counterparty, on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect, and all conditions of any such consents have been complied with;

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application); and

(e) (i) it is entering into this Agreement as principal (and not as agent or in any other capacity), (ii) no other party nor any of their agents is acting as a fiduciary for it, (iii) it is not relying upon any representations except those expressly set forth in this Agreement, (iv) it has not relied on any other party to this Agreement for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by any other party to this Agreement or any of such other party’s agents, and (v) it is entering into this Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

5. Notices. Any notice or other communication in respect of this Agreement shall be given by both e-mail and facsimile transmission to the e-mail address and facsimile number set forth below and will be deemed effective at the earlier of:

(a) the time that the e-mail is delivered; and

(b) the time that the facsimile transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine).

For purposes of this Agreement, the addresses for notices to the parties shall be:

(i)	Counterparty:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

Attention: Richard D. Peterson

Fax: (480) 291-8847

Email: rpeterson@medicis.com

(ii)	Dealer:

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention: Andrew Yaeger

Telephone: (212) 250-2717

Email: Andrew.Yaeger@db.com

with a copy to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Faiz Khan

Telephone: (212) 250-0668

Email: Faiz.Khan@db.com

6. Disclosure. Notwithstanding anything to the contrary provided in this Agreement or in any of the Confirmations, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transactions, the Confirmations and this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure. Counterparty must provide reasonable notice to Dealer prior to any public disclosure of this Agreement, any of the terms hereof or the transaction contemplated hereby, and afford Dealer a reasonable opportunity to comment on such disclosure (such comments not to be unreasonably refused).

7. Matters Related to Agent. The provisions set forth under the caption “Miscellaneous—Matters Related to Agent” in each of the Confirmations shall survive the satisfaction, release and discharge of the Transactions and Confirmations to the extent provided for in this Agreement. Further, each party agrees and acknowledges that (i) DBSI acts solely as agent on a disclosed basis with respect to this Agreement, and (ii) DBSI has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Counterparty or Dealer hereunder. In this regard, each of Counterparty and Dealer acknowledges and agrees to look solely to the other for performance hereunder, and not to DBSI.

8. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

9. Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties hereto.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter and supersedes all prior or contemporaneous written and oral communications with respect thereto. Each of the parties acknowledges that, in entering into this Agreement, it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud. Counterparty agrees that this Agreement and the transactions contemplated hereby shall be covered by the indemnification and contribution provisions of Section 8 of the Engagement Letter.

11. Governing Law; Jurisdiction. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

12. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date specified on the first page of this Agreement.

AGREED:

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Andrew Yaeger
Name:	Andrew Yaeger
Title:	Managing Director

By:	/s/ Dushyant Chadha
Name:	Dushyant Chadha
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC. acting as Agent in connection with the Transactions

By:	/s/ Andrew Yaeger
Name:	Andrew Yaeger
Title:	Managing Director

By:	/s/ Dushyant Chadha
Name:	Dushyant Chadha
Title:	Managing Director

[Signature page to Settlement Agreement]

ACKNOWLEDGED AND CONFIRMED:

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Mark Prygocki
Name:	Mark Prygocki
Title:	President

[Signature page to Settlement Agreement]